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                                                                 EXHIBIT (8)-(1)



                                Quarles & Brady
                           411 East Wisconsin Avenue
                       Milwaukee, Wisconsin  53202-4497


                                     August 27, 1997


Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI  53201

ESL Acquisition, Inc.
231 West Michigan Street
P.O. Box 2949
Milwaukee, WI  53201

ESELCO, Inc.
725 East Portage Avenue
Sault Ste. Marie, MI  49783

      Re: Opinion with Respect to the Merger of ESL Acquisition, Inc., a Subsidiary of Wisconsin Energy Corporation, with and into ESELCO, Inc.

Ladies and Gentlemen:

     You have requested our opinion regarding the discussions of the material U.S. federal income tax consequences under the captions "Summary -- The
Merger -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement of Wisconsin Energy Corporation, a Wisconsin corporation ("Wisconsin Energy"), on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed merger (the "Merger") of ESL Acquisition, Inc. ("Acquisition"), a Michigan corporation and a wholly-owned subsidiary of Wisconsin Energy, with and into ESELCO, Inc., a Michigan corporation ("ESELCO"), pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated as of May 13, 1997, as amended and restated as of July 11, 1997, by and among Wisconsin Energy, ESELCO and Acquisition, including the related Plan of Merger between Acquisition and ESELCO (together, the "Reorganization Agreement"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.

     In rendering our opinion, we have reviewed the Registration Statement, the Reorganization Agreement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. We have assumed that the Merger will be consummated in accordance with the Reorganization Agreement. We have also relied upon the accuracy and completeness of the representations contained in separate letters received by us from Wisconsin Energy and ESELCO, and have assumed that such representations will be accurate and complete as of the effective time of the Merger, which representations we have neither investigated nor verified. In addition, we have considered
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Wisconsin Energy Corporation
ESL Acquisition, Inc.
ESELCO, Inc.
August 27, 1997
Page 2


the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, and rulings of the Internal Revenue Service (the "I.R.S.").

     Based upon the foregoing, it is our opinion that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) Wisconsin Energy, Acquisition and ESELCO will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) the statements made under the captions "Summary -- The Merger -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the I.R.S.

     This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in the facts from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein. No person other than Wisconsin Energy, Acquisition, ESELCO and the shareholders of ESELCO may rely on this opinion./1/ No person may rely on this opinion for any purpose other than for determining the federal income tax consequences of the Merger.

     We hereby consent to the use of our name under the captions "Summary -- The Merger -- Certain Federal Income Tax Consequences" and "The Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of
Section 11 of the Act or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

     Larry J. Martin, a partner in our firm, serves as General Counsel of Wisconsin Energy and certain of its subsidiaries.


                               Very truly yours,

                               /s/ Quarles & Brady

                               QUARLES & BRADY

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     /1/  We are aware that Wisconsin Energy is considering the possible merger of ESELCO with and into Wisconsin Energy subsequent to both the Merger and the receipt by Wisconsin Energy of a private letter ruling from the Internal Revenue Service to the effect that the merger of ESELCO into Wisconsin Energy will not adversely affect the treatment of the Merger for federal income tax purposes. For federal income tax purposes, the I.R.S. may ignore the existence of Acquisition and treat the combination of the Merger and the subsequent merger of ESELCO into Wisconsin Energy as if ESELCO had merged directly into Wisconsin Energy. If the existence of Acquisition were ignored by the I.R.S., Acquisition would not be treated as a party to the reorganization within the meaning of (SS) 368(b) of the Code but, for federal income tax purposes, that would not have an adverse effect on either (i) the treatment of the Merger and the subsequent merger of ESELCO into Wisconsin Energy or (ii) this opinion.